Exhibit 4.18

SUPPLEMENTAL LETTER

To:	Danaos Corporation
Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
Marshall Islands MH 96960

June 26, 2009

Loan Agreement dated 20 February 2007 (as amended and supplemented, the “Loan Agreement”) made between (i) Danaos Corporation (the “Borrower”), (ii) the banks and financial institutions listed in Schedule 1 thereto as lenders and (iii) The Royal Bank of Scotland plc as swap bank, issuing bank, agent and security trustee in respect of a revolving credit facility of up to US$700,000,000.

We refer to the Loan Agreement.  Words and expressions defined in the Loan Agreement shall have the same meaning when used in this letter.

1                                         Requests and Lenders’ agreement.  We further refer to our recent discussions regarding your requests that we consent to:

(a)                                  the release of the Guarantees given by each of Megacarrier (No.1) Corp. and Megacarrier (No.2) Corp. and of all other Finance Documents entered into by such companies;

(b)                                 the re-allocation of the Pre-Delivery Advances of $79,760,000 in aggregate currently allocated to Hyundai Hull S456 and Hyundai Hull S457 (each of which has been ordered by Megacarrier (No. 1) Corp. and Megacarrier (No. 2) Corp. respectively) in the manner described in the New Schedule 8 to the Loan Agreement (the text of which is set out in Clause 2(n) below);

(c)                                  provide pre and post-delivery financing in the aggregate amount of $95,000,000 in order to assist with the acquisition of a 8,563 TEU container carrier newbuilding currently under construction at Shanghai Jiangnan Changxing Heavy Industries having Hull number H1022A; and

(d)                                 that we agree to the novation of SPD trades 3102 & 3103 under the Stand-alone ISDA Agreement dated 15 June 2007 into the swap facility under the Master Agreement dated 20 February 2007.

Our approval of your requests is subject to the satisfaction of the conditions referred to in Clause 2 below.

2                                         Amendments to Loan Agreement and Finance Documents.  The arrangements in this letter necessitate certain amendments to the Loan Agreement and we confirm that the Loan Agreement shall be amended (with effect from the date on which the Borrower and the other Security Parties sign the acknowledgement to this letter) as follows:

(a)                                  by construing all references in the Loan Agreement to “this Agreement” and all references in the Finance Documents (other than the Loan Agreement) to the “Loan Agreement” as references to the Loan Agreement as amended and supplemented by this letter;

(b)                                 by adding the following definitions in Clause 1.1 thereof:

“Additional Approved Shipbuilding Contract A” means the shipbuilding contract dated 19 September 2007 and made between Jiangnan and CSTC as seller and Teucarrier as buyer, for the construction by Jiangnan of Hull No. H1022A and its purchase by Teucarrier, as supplemented from time to time;

“Additional Approved Shipbuilding Contract B” means the shipbuilding contract dated 16 March 2007 and made between Hanjin and Expresscarrier for the construction by Hanjin of Hull No. N-218 and its purchase by Expresscarrier, as supplemented from time to time;

“Additional Approved Shipbuilding Contract C” means the shipbuilding dated 9 November 2007 and made between Hyundai and Cellcontainer for the construction by Hyundai of Hull No. S461 and its purchase by Cellcontainer, as supplemented from time to time;

“Additional Approved Ship Availability Period”  means, in respect of any Advance which is to be used in financing, or is to be allocated to, an Additional Approved Ship:

(a)                                   in the case of any Advance in respect of:

(i)            Additional Approved Ship A, 30 November 2011;

(ii)           Additional Approved Ship B, 31 December 2010; and

(iii)          Additional Approved Ship C, 28 February 2011; or

(b)                                  in any of the above cases, such later date as the Agent may, with the authorisation of all the Lenders, agree with the Borrower;

“Additional Approved Ship Tranche”  means, in respect of each Additional Approved Ship, the aggregate of all Advances which have been used to part-finance the acquisition of that Additional Approved Ship;

“Additional Approved Ships” means each of:

(a)                                   the 8,530 TEU container carrier newbuilding currently being constructed by Jiangnan and having Hull No. H1022A to be purchased by Teucarrier pursuant to the Additional Approved Shipbuilding Contract A (“Additional  Approved Ship A”);

(b)                                  the 6,500 TEU container carrier newbuilding currently being constructed by Hanjin and having Hull  No. N-218 to be purchased by Expresscarrier pursuant to the Additional Approved Shipbuilding Contract B (“Additional  Approved Ship B”); and

(c)                                   the 10,100 TEU container carrier newbuilding currently being constructed by Hyundai and having Hull No. S461 to be purchased by Cellcontainer pursuant to the Additional Approved Shipbuilding Contract C (“Additional  Approved Ship C”),

and in the singular means any of them;

“Amendment Mortgage” means, in relation to “ZIM MONACO”, an addendum to the first priority Maltese ship mortgage executed or to be executed by Continent Marine Inc. in favour of the Security Trustee in such form as the Agent may approve or require;

“Cellcontainer” means Cellcontainer (No.6) Corp., a corporation existing under the laws of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“CSTC”  means China Shipbuilding Trading Company Limited, a company organised and existing under the laws of the Republic of China, having its registered office at Faugyan

Mansion, 56 (Yi) Zhongguancum Nan Dajie, Beijing 100044, The People’s Republic of China;

“Expresscarrier” means Expresscarrier (No.5) Corp., a corporation existing under the laws of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“H1022A Equity Payments” means an aggregate amount of $37,750,000 applied or to be applied in satisfying the equity payments to be paid by Teucarrier to Jiangnan (being the amount by which the aggregate of the second, third, fourth and fifth instalments payable pursuant to the Additional Approved Shipbuilding Contract A exceeds the maximum amount of the H1022A Predelivery Advances for the same instalments);

“H1022A Predelivery Advances” means an aggregate amount of $75,050,000 made or to be made available to finance or allocated or to be allocated towards the pre-delivery stage payments payable pursuant to the Additional Approved Shipbuilding Contract A;

“H1022A Tranche” means the aggregate of the H1022A Predelivery Advances and all other amounts or Advances allocated to such Tranche as referred to in Clause 4.12 (in an aggregate amount of $95,000,000), made or to be made available to assist Teucarrier with the acquisition of Additional Approved Ship A;

“Hanjin”  means Hanjin Heavy Industries Co. Ltd., a company organised and existing under the laws of the Republic of Korea, with its principal office at 29, 5-Ga, Bongnae-Dong, Youngdo-Gu, Busan (606-796), Korea;

“Hull S456” means the container vessel with Hull Number S456 of approximately 12,600 TEU currently under construction by Hyundai pursuant to a shipbuilding contract dated 28 September 2007 and executed between Megacarrier (No. 1) and Hyundai;

“Hull S457” means the container vessel of approximately 12,600 TEU currently under construction by Hyundai and having Hull Number S457 pursuant to a shipbuilding contract dated 28 September 2007 and executed between Megacarrier (No. 2) and Hyundai;

“Hull S458” means the container vessel of approximately 12,600 TEU currently under construction by Hyundai and having Hull Number S458 pursuant to a shipbuilding contract dated 28 September 2007 and executed between Megacarrier (No. 3) and Hyundai;

“Hull S459” means the container vessel of approximately 12,600 TEU currently under construction by Hyundai and having Hull Number S459 pursuant to a shipbuilding contract dated 28 September 2007 and executed between Megacarrier (No. 4) and Hyundai;

“Hull S460” means the container vessel of approximately 12,600 TEU currently under construction by Hyundai and having Hull Number S460 pursuant to a shipbuilding contract dated 28 September 2007 and executed between Megacarrier (No. 5) and Hyundai;

“Hyundai”  means Hyundai Samho Heavy Industries Co. Ltd., a company organised and existing under the laws of the Republic of Korea whose registered office is 1700, Yongdang-Ri, Samho-Eup, Youngam-Gun, Chollanam-Do, Korea;

“Jiangnan”  means Shanghai Jiangnan Changxing Heavy Industry Company Limited, a company organised and existing under the laws of the People’s Republic of China whose registered office is Marine Tower, No. 1 Pudong Da Dao, Shanghai 200120, The People’s Republic of China;

“Megacarrier (No. 1)”  means Megacarrier (No. 1) Corp., a corporation existing under the laws of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Megacarrier (No. 2)”  means Megacarrier (No. 2) Corp., a corporation existing under the laws of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Megacarrier (No. 3)”  means Megacarrier (No. 3) Corp., a corporation existing under the laws of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Megacarrier (No. 4)”  means Megacarrier (No. 4) Corp., a corporation existing under the laws of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Megacarrier (No. 5)”  means Megacarrier (No. 5) Corp., a corporation existing under the laws of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Minimum Liquidity Amount”  has the meaning given in Clause 12.24;

“Mortgage Addendum” means, in respect of “HYUNDAI BRIDGE”, “HYUNDAI HIGHWAY” and “HYUNDAI PROGRESS” the second addendum thereto, executed or to be executed by the relevant Owner in favour of the Security Trustee in such form as the Agent may approve or require and, in the plural, means all of them;

“Outgoing Hulls” means Hull S456 and Hull S457, and in the singular means either of them;

“RCF & Swaps Cash Deposit Account”  means an account in the name of the Borrower with the Agent in Piraeus designated “RBS/Danaos Corporation RCF & Swaps” (having account number 577411) or any other account (with that or another office of the Agent) which is designated by the Agent as the Swaps Cash Deposit Account for the purposes of the Stand-alone ISDA Agreement or the Loan Agreement;

“RCF & Swaps Cash Deposit Account Pledge”  means the deed containing, inter alia, a charge in respect of the Swaps Cash Deposit Account executed or to be executed by the Borrower in favour of the Security Trustee in such form as the Lenders may approve or require;

“Stand-alone ISDA Agreement”  means the ISDA Agreement and collateral schedule each dated 15 June 2007 (on the 1992 ISDA (Multicurrency-Crossborder) form) made between the Borrower and The Royal Bank of Scotland plc;

“Teucarrier” means Teucarrier (No.5) Corp., a corporation existing under the laws of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Waiver Period”  means the period commencing on 31 December 2008 (inclusive) and ending on 31 January 2010 (inclusive);

(c)                                  by adding the words “or an Additional Approved Ship” after the words “an Alternative Ship” in the definitions of “Approved Purchase Contract”, “Approved Seller”, “Delivery Date”, “Pre-Delivery Security Assignment” and “Refund Guarantee” in Clause 1.1 thereof and in the second line of Clause 12.20 thereof;

(d)                                 by adding a new paragraph (d) in the definition of “Designated Transaction” in Clause 1.1 thereof as follows:

“(d)         it is entered into by the Borrower pursuant to the Stand-alone ISDA Agremeent”;

(e)                                  by deleting the definition of “Margin” in Clause 1.1 thereof and replacing it with the following:

““Margin” means, with effect from 22 May 2009, 2.25 per cent. per annum;”;

(f)                                    by adding in the third line of the definition of “Pre-Delivery Advance” in Clause 1.1 thereof after the words “an Alternative Ship” the words “or an Additional Approved Ship”;

(g)                                by adding in the definition of “Ships” in Clause 1.1 thereof after the words “the Alternative Ships” the words “ and the Additional Approved Ships”;

(h)                                by adding in the definition of “Tranche B” in Clause 1.1 thereof after the words “(or subject to the other terms of this Agreement, an Advance which has been redrawn following the repayment or prepayment of any of the above-mentioned Alternative Advances)” the words “and each Additional Approved Ship Tranche”;

(i)                                    by adding in Clause 4.2(g) thereof after the figure “$272,000,000” the following:

“(or, as from the date on which the re-allocation of the Pre-Delivery Advances takes effect pursuant to Clause 4.11, $198,000,000)”;

(j)                                    by adding a new Clause 4.2(m) in the Loan Agreement as follows:

“(m)                           in the case of the H1022A Tranche, the aggregate of the H1022A Predelivery Advances shall not exceed:

(i)                               in the case of the first Advance, an amount of $18,800,000 which has been made available to finance 80 per cent. of the first instalment payable pursuant to the Additional Approved Shipbuilding Contract A;

(ii)                            in the case of the second Advance, an amount up to the lesser of (aa) $18,800,000 and (bb) 80 per cent. of the second instalment payable pursuant to the Additional Approved Shipbuilding Contract A;

(iii)                         in the case of the third Advance, an amount up to the lesser of (aa) $18,800,000 and (bb) 80 per cent. of the third (keel-laying) instalment payable pursuant to Additional Approved Shipbuilding Contract A; and

(iv)                        in the case of the fourth Advance, an amount up to the lesser of (aa) $18,650,000 and (bb) 79.4 per cent. of the fourth (launching) instalment payable pursuant to Additional Approved Shipbuilding Contract A;

(k)                                 by adding new Clauses 4.11, 4.12 and 4.13 in the Loan Agreement as follows:

“4.11                  Re-allocation of Pre-Delivery Advances.  On the date on which the Finance Documents relating to the Outgoing Hulls are released and/or discharged, the Pre-Delivery Advances shall be re-allocated in the manner set out in Schedule 8.

4.12                        Constitution of H1022A Tranche.  Subject to Clause 4.11, the H1022A Tranche will be constituted as follows:

(a)                                  an amount of $18,800,000 which has been drawn down by way of a Pre-Delivery Advance to finance 80 per cent. of the first instalment paid pursuant to Additional Approved Shipbuilding Contract A;

(b)                                 an amount of $35,250,000 (which is currently constituted by a Guarantee issued by the Issuing Bank to Jiangnan), representing the whole of the second and 50 per cent. of the third (keel-laying) instalments payable pursuant to Additional Shipbuilding Contract A;

(c)                                  the aggregate undrawn amount of the Tranche A Limit and the Tranche B Limit, in the amount of $21,000,800; and

(d)                                 an amount of $19,950,000 representing part of the Pre-Delivery Advances allocated to Hull S457 (prior to the re-allocation which will be effected pursuant to Clause 4.11).

4.13                        “Further re-allocation of the Pre-Delivery Advances.

Notwithstanding the other provisions of this Agreement, the Pre-Delivery Advances may be allocated to the Additional Approved Ships subject to the following conditions:

(a)                                 the aggregate of the Advances to be allocated to the Additional Approved Ships shall not exceed $293,000,000 in aggregate (constituted by the aggregate amount of the Pre-Delivery Advances on 26 June 2009, being $271,999,200 and the undrawn balance of the Tranche A Limit and the Tranche B Limit on the same date, being $21,000,800) which shall be divided between each Additional Approved Ship as follows:

(i)                                     up to $95,000,000 in respect of Additional Approved Ship A represented by the H1022A Tranche;

(ii)                                  up to $80,000,000 in respect of Additional Approved Ship B; and

(iii)                               up to $118,000,000 in respect of Additional Approved Ship C;

(b)                                 each Advance (other than an Advance under the H1022A Tranche to which the provisions of Clause 4.2(m) will apply) allocated to each of Additional Approved Ship B and Additional Approved Ship C in respect of a pre-delivery stage payment payable pursuant to either Additional Approved Shipbuilding Contract B or Additional Approved Shipbuilding Contract C will not exceed 80 per cent. of that pre-delivery stage payment;

(c)                                  on or prior to each date (a “Payment Date”) on which a payment (a “Payment”) needs to be made pursuant to either Additional Approved Shipbuilding Contract B or Additional Approved Shipbuilding Contract C, the Borrower shall ensure that it has deposited in the RCF & Swaps Cash Deposit Account an amount (which when aggregated with any other freely available amounts standing to the credit of that account (which shall exclude, without limitation, the Minimum Liquidity Amount) equal to such Payment and on the Payment Date the following shall take place:

(i)                                   the Agent shall remit the relevant Payment to Hanjin or, as the case may be, Hyundai; and

(ii)                                the Agent shall re-allocate an amount equal to 80 per cent. of the Payment then allocated as a Pre-Delivery Advance in respect of any of Hull S458, Hull S459 or Hull S460 as an Advance (in an equal amount) in respect of either Additional Approved Ship B or Additional Approved Ship C subject to the value of all security maintained by the Agent at the relevant time in respect of all Advances for Additional Approved Ship B and Additional Approved Ship C and all other Pre-delivery Advances then outstanding being at least equal to the aggregate of (1) 125 per cent. of any Refund Guarantees which have been assigned to the Security Trustee by means of a Pre-Delivery Security Assignment (with the value of such Refund Guarantees being, on each Payment Date, an amount equal in aggregate to all instalments secured by that Refund Guarantee which have been paid on or before the Payment Date) and (2) 100 per cent. of any cash security maintained with any Creditor Party in respect of the Advances; and

(iii)                             following any re-allocation of an Advance pursuant to this Clause 4.13(c), the Agent shall send the Borrower a table substantially in the form set out in Schedule 8 giving details of the manner in which the

Advances are allocated between the various Ships subject to those Advances and the security for the Advances;

(d)                                the Borrower shall ensure that the Agent receives a notice by no later than 11.00 a.m. (Greek time) 3 Business Days prior to a Payment Date notifying the Agent of the Payment to be made on that Payment Date and the Payment Date shall be a Business Day falling within the Availability Period for the relevant Advance;

(e)                                 on or before the date on which an Advance is re-allocated, the Borrower shall ensure that it has complied with the applicable conditions precedent referred to in Clause 10.1 (with all references in such Clause to an “Approved Ship” being construed as references to an “Additional Approved Ship”);”

(f)                                   each Advance in respect of, or allocated to, an Additional Approved Ship will be treated as an Advance under Tranche B;

(g)                                on or before the Delivery Date in respect of Additional Approved Ship A, the Borrower shall provide the Agent and its legal advisers with satisfactory evidence that Additional Approved Ship A will, as from the Delivery Date, be subject to a 12-year charter with CMA CGM at a rate of $43,000 per day until September 2023;

(h)                                on or before the Delivery Date in respect of Additional Approved Ship B, the Borrower shall provide the Agent and its legal advisers with satisfactory evidence that Additional Approved Ship B will, as from the Delivery Date, subject to a 15-year charter with Yang Ming at a rate of $34,325 per day until July 2022; and

(i)                                    on or before the Delivery Date in respect of Additional Approved Ship C, the Borrower shall provide the Agent and its legal advisers receive satisfactory evidence that Additional Approved Ship C will, as from the Delivery Date, be subject to a 12-year charter with Hanjin Shipping at a rate of $54,000 per day until December 2025;”;

(l)                                  by adding new Clauses 9.15 and 9.16 in the Loan Agreement as follows:

“9.15                    Repayment of Additional Approved Ship Tranches.  Subject to Clause 9.16, each Additional Approved Ship Tranche shall be repaid in accordance with Clause 9.1.

9.16                          Review of repayment of Additional Approved Tranches.  The Agent (acting upon the instructions of all the Lenders) will, by no later than 31 January 2010, review, in consultation with the Borrower, the repayment of each Additional Approved Ship Tranche by reference to then prevailing conditions in the shipping and finance markets.  Any amendments to the manner of repayment will take effect as from 31 January 2010 subject to the Agent having served a written notice on the Borrower with the new repayment schedule at least (3) Business Days in advance.”;

(m)                             by adding in the second line of Clause 10.1(b) and 10.1(c) thereof after the words “Approved Ship”, the words “or Additional Approved Ship”;

(n)                               by adding a new Clause 12.24 in the Loan Agreement as follows:

“12.24                 Minimum Liquidity. The Borrower shall maintain throughout the Security Period in the RCF & Swaps Cash Deposit Account an amount in aggregate of not less than $53,793,000 (the “Minimum Liquidity Amount”) which may be applied in the following manner (in the sole discretion of the Agent (acting upon the instructions of the Majority Lenders)):

(a)                                        first, as security for any out of the market position in respect of any Transactions entered into pursuant to the Stand-alone ISDA Agreement for amounts exceeding in aggregate $15,000,000;

(b)                                       secondly, in satisfaction of any obligation of the Borrower to provide additional security pursuant to Clause 16.1(i) or (ii); and

(c)                                        thirdly, any balance (in an amount not exceeding $37,750,000 in aggregate) shall be used in funding the Hull 1022A Equity Payments in the following manner subject to no Event of Default or Potential Event of Default being in existence at the relevant time:

(i)                               an amount of up to the lesser of (aa) $4,700,000 and (bb) 20 per cent. of the second instalment payable pursuant to the Additional Approved Shipbuilding Contract A may be used in paying part of the second instalment;

(ii)                            an amount of up to the lesser of (aa) $4,700,000 and (bb) 20 per cent. of the third (keel laying) instalment payable pursuant to the Additional Approved Shipbuilding Contract A may be used in paying part of the third instalment;

(iii)                         an amount of up to the lesser of (aa) $4,850,000 and (bb) 20.6 per cent. of the fourth (launching) instalment payable pursuant to the Additional Approved Shipbuilding Contract A may be used in paying part of the fourth instalment; and

(iv)                        an amount of up to the lesser of (aa) $23,500,000 and (bb) 100 per cent. of the fifth (delivery) instalment payable pursuant to the Additional Approved Shipbuilding Contract A may be used in paying the whole of the fifth instalment”;

(o)                                by adding a new Clause 12.25 in the Loan Agreement as follows:

“12.25     Additional Security.  The Borrower will:

(a)                                    provide, or ensure that a third party provides, additional security acceptable to the Lenders if at any time the Minimum Liquidity Amount is insufficient to secure the out of the market position in respect of any Transactions entered into pursuant to the Stand-alone ISDA Agreement;

(b)                                   ensure, that if the circumstances referred to in paragraph (a) above or in Clause 16.1(i) apply at any time, the Security Trustee (or, as the case may be, the Lenders) receive, in priority to other banks or financial institutions, Security Interests over ships to be nominated by the Borrower to, and accepted by, the Agent (acting on the instructions of the Majority Lenders) which, in the opinion of the Majority Lenders, are sufficient to meet any shortfall under Clause 16.1 or in respect of the out of the market position for any Transactions entered into pursuant to the Stand-alone ISDA Agreement (with such Security Interests being documented in such terms as the Agent may, with authorisation from the Majority Lenders, approve or require);

(p)                                by deleting in the first line of Clause 13.3(b) thereof the words “at any time” and replacing them with the following:

“(i)                           at any time during the Waiver Period and (ii) at any time thereafter (but subject to Clause 13.8)”;

(q)                                by adding the words “(other than during the Waiver Period in the case of Clause 13.4(a) below)” after the words “at all times” in the first line of Clause 13.4 thereof;

(r)                                   by adding a new Clause 13.8 as follows:

“13.8                    Dividends.  The Agent shall, with effect from the last day of the Waiver Period (the “Dividends Review Date”), review the restriction which is to apply to the payment of dividends and any other forms of distribution pursuant to Clause 13.3(b) in order to determine the level of dividends which may be paid or the distributions which may be made thereafter and shall consult with the Borrower in good faith regarding the same by no later than the date falling 15 days prior to the Dividends Review Date.  The Agent shall notify the Borrower in writing by no later than 3 Business Days prior to the Dividends Review Date of the provisions which are to apply as from that date regarding the payment of dividends and any other forms of distribution and Clause 13.3(b)(ii) will, and from that date, be construed accordingly.”;

(s)                                  by deleting in its entirety Clause 16.1 thereof and replacing it with the following:

“16.1                  Provision of additional security cover; prepayment.  The Borrower undertakes with each Creditor Party that, if at any time the Agent notifies the Borrower that:

(a)                            the aggregate of the Market Values of the Mortgaged Ships (which expression shall include for the purposes of this Clause 16.1, all the Alternative Ships (with the Market Value of each Alternative Ship being calculated pursuant to Clause 16.5 on the assumption that, on the date of determination of its Market Value, that Alternative Ship had already been delivered to its Owner);

(b)                           the aggregate equity contributions of the Borrower and/or the Owners towards the construction costs of the Additional Approved Ships (including, without limitation, the H1022A Equity Payments);

(c)                            any part of the Minimum Liquidity Amount which is standing to the credit of the Swaps Cash Deposit Account and/or any other account in the name of the Borrower with the Agent; plus

(d)                           the net realisable value of any additional security previously provided under this Clause 16,

is below the Relevant Percentage (as hereafter defined) of the aggregate of the Loan, the Swap Exposure and the Outstandings less the aggregate of all Pre-Delivery Advances,

the Borrower will, within 14 Business Days after the date on which the Agent’s notice is served, either:

(i)                                    provide, or ensure that a third party provides, additional security acceptable to the Lenders which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which, if it consists of or includes a Security Interest, covers such asset or assets and is documented in such terms as the Agent may, with authorisation from the Majority Lenders, approve or require; or

(ii)                                 prepay in accordance with Clause 9 such part (at least) of the Loan and/or procure cancellation of such part of the Outstandings as will eliminate the shortfall.

In this Clause 16.1, “Relevant Percentage” means:

(a)                                  during the Waiver Period, 100 per cent.; and

(b)                                   at all other times, 125 per cent. (subject to the review of the Security Cover requirement to be made by the Agent at the end of the Waiver Period pursuant to Clause 16.11);”; and

(t)                                    by adding a new Clause 16.11 in the Loan Agreement as follows:

“16.11               Security Cover requirement.  The Agent shall, with effect from the last day of the Waiver Period (the “Security Cover Review Date”), review the security cover requirement which is to apply pursuant to this Clause 16 in order to determine the level of the Relevant Percentage which is to apply thereafter and shall consult with the Borrower in good faith regarding the same by no later than the date falling 15 days prior to the Review Date.  The Agent shall notify the Borrower in writing by no later than 3 Business Days prior to the Security Cover Review Date of the Relevant Percentage which is to apply as from that date and the definition of “Relevant Percentage” will, as from that date, be construed to mean the percentage referred to in the Agent’s notice to the Borrower.”;

(u)                                 by adding a new Schedule 8 to the Loan Agreement as follows:

SCHEDULE 8

Existing allocation of Pre-Delivery Advances

Ship allocated to Advance	Exposure ($)	Refund Guarantees ($)	Cash ($)
HN S-461	18,550,000	58,096,000
HN S-456	39,879,840	49,850,000
HN S-457	39,879,840	49,850,000
HN S-458	39,879,840	49,850,000
HN S-459	39,879,840	49,850,000
HN S-460	39,879,840	49,850,000
HN H1022A	18,800,000	23,500,000
HN H1022A (Performance Guarantee)	35,250,000		7,050,000
Total	271,999,200

New allocation of Pre-Delivery Advances

Ship allocated to Advance	Exposure ($)	Refund Guarantees ($)	Cash ($)
HN S-461	46,477,000	58,096,000
HN N-218	15,840,000	19,800,000
HN S-458	39,879,840	49,850,000
HN S-459	39,879,840	49,850,000
HN S-460	39,879,840	49,850,000
HN H1022A	Transferred to H1022A Tranche
HN H1022A (Performance Guarantee)	Transferred to H1022A Tranche
HN S461 & HN N218	16,043,000		16,043,000
Total	197,999,520

2                                         Conditions.  Our consent to your requests is subject to the condition that the Agent shall have received in form and substance satisfactory to it and its legal advisers:

(a)                                  evidence that the persons executing this Supplemental Letter, the RCF & Swaps Cash Deposit Account Pledge, the Mortgage Addenda and the Amendment Mortgage on behalf of the Borrower and the Owners are duly authorised to execute the same;

(b)                                 documents of the kind specified in paragraphs 2, 3 and 4 of Schedule 3, Part A to the Loan Agreement in relation to the relevant Owner in connection with their execution of the Mortgage Addenda and the Amendment Mortgage updated with appropriate modifications to refer to this Letter;

(c)                                  an extract of the standing resolutions of the Borrower signed by the Secretary of the Borrower pursuant to which the persons who have executed this Supplemental Letter and the RCF & Swaps Cash Deposit Account Pledge have derived their authority to do so;

(d)                                 evidence that there is an amount of not less than $53,793,000 in aggregate standing to the credit of the RCF & Swaps Cash Deposit Account and any other account held in the name of the Borrower with the Agent in Piraeus;

(e)                                  evidence that the RCF & Swaps Cash Deposit Account has been opened and all mandate forms, documentation required by the Agent in relation to the Borrower and any Security Party pursuant to the Agent’s “know your customer” requirements have been received;

(f)                                    evidence that each of Teucarrier, Expresscarrier and Cellcontainer is a direct or indirect wholly-owned subsidiary of the Borrower;

(g)                                 receipt of an original of each Mortgage Addendum and Amendment Mortgage duly signed by the relevant Owner and evidence satisfactory to the Agent and its lawyers that the same has been registered as a valid addendum, or amendment as the case may be, to the applicable Mortgage in accordance with the laws of Panama and Malta (as the case may be);

(h)                                 such legal opinions as the Agent may require in respect of the matters contained in this Supplemental Letter, the RCF & Swaps Cash Deposit Account Pledge, the Mortgage Addenda, the Amendment Mortgage and any other Finance Document entered into pursuant to this Supplemental Letter;

(i)                                     evidence that the agent referred to in clause 30.4 of the Loan Agreement has accepted its appointment as agent for service of process under this Supplemental Letter, the RCF & Swaps Cash Deposit Account Pledge and any other Finance Document entered into pursuant to this Supplemental Letter; and

(j)                                     on or before the date of this Supplemental Letter we have received the fee payable pursuant to Clause 4(a) below.

3                                         Representations and Warranties.  The Borrower represents and warrants to the Agent that:

(a)                                  the representations and warranties in Clause 11 of the Loan Agreement, as amended and supplemented by this Supplemental Letter, remain true and not misleading if repeated on the date of this Supplemental Letter with reference to the circumstances now existing; and

(b)                                 the representations and warranties in the Finance Documents (other than the Loan Agreement) to which it is a party, as amended and supplemented by this Supplemental Letter remain true and not misleading if repeated on the date of this Supplemental Letter with reference to the circumstances now existing.

4                                         Fees and Expenses.  The Borrower will pay (or, in the case of paragraph (a) below, has paid) to the Agent:

(a)                                 on the date of acceptance of the Agent’s commitment letter dated 19 May 2009, a non-refundable fee of $100,000 (for the sole account of the Agent);

(b)                                on the Drawdown Date of the first H1022A Predelivery Advance to be drawn down following the date of this Supplemental Letter, a non-refundable fee of $166,250 (representing 0.175 per cent. of the maximum amount of the H1022A Tranche));

(c)                                 on the Drawdown Date of the first Advance which will be used to finance the acquisition of Additional Approved Ship B, a non-refundable fee of $140,000 (representing 0.175 per cent. of the maximum amount of the Advances which may be used to finance the acquisition of Additional Approved Ship B, being $80,000,000); and

(d)                                on the Drawdown Date of the first Advance which will be used to finance the acquisition of Additional Approved Ship C, a non-refundable fee of $206,500 (representing 0.175 per cent. of the maximum amount of the Advances which may be used to finance the acquisition of Additional Approved Ship C, being $118,000,000).

5                                         Notices.  The provisions of Clause 29 (Notices) of the Loan Agreement shall apply as if they were expressly incorporated herein.

6                                         Governing law.  This letter shall be governed by and construed in accordance with English law and the provisions of Clause 35 (Law and Jurisdiction) of the Loan Agreement shall apply to this letter as if they were expressly incorporated herein.

Unless amended by the terms of this letter, the provisions of the Loan Agreement and the other Finance Documents shall remain in full force and effect.

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance and acknowledgement below.

Yours faithfully

/s/ Alex Rodopoulos

for and on behalf of

THE ROYAL BANK OF SCOTLAND plc

We hereby acknowledge receipt of the above letter, confirm our agreement to the terms of the same.

/s/ Iraklis Prokopakis

for and on behalf of
DANAOS CORPORATION

Date: June 26, 2009

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter and agree in all respects to the same and confirm that the Finance Documents to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement.

/s/ Zoe Lappa	/s/ Zoe Lappa
for and on behalf of	for and on behalf of
FEDERAL MARINE INC.	AUCKLAND MARINE INC.

/s/ Zoe Lappa	/s/ Zoe Lappa

for and on behalf of	for and on behalf of
SEACARRIERS SERVICES INC.	WELLINGTON MARINE INC.

/s/ Zoe Lappa	/s/ Zoe Lappa

for and on behalf of	for and on behalf of
MEGACARRIER (NO. 1) CORP	TEUCARRIER (NO. 5) CORP.

/s/ Zoe Lappa	/s/ Zoe Lappa

for and on behalf of	for and on behalf of
MEGACARRIER (NO. 3) CORP	MEGACARRIER (NO. 2) CORP.

/s/ Zoe Lappa	/s/ Zoe Lappa

for and on behalf of	for and on behalf of
MEGACARRIER (NO. 5) CORP	MEGACARRIER (NO. 4) CORP.

/s/ Zoe Lappa	/s/ Zoe Lappa

for and on behalf of	for and on behalf of
SEACARRIERS LINES INC.	SPEEDCARRIER (NO. 7) CORP

/s/ Zoe Lappa	/s/ Zoe Lappa
for and on behalf of	for and on behalf of
CELLCONTAINER (NO. 6) CORP.	SPEEDCARRIER (NO. 6) CORP

/s/ Zoe Lappa
for and on behalf of
SPEEDCARRIER (NO. 8) CORP

Date: June 26, 2009